Exhibit 99.1
 [GRAPHIC OMITTED]

                                                    News Release
                                                    CONTACT:
                                                    Doug Dean
                                                    Director, Investor Relations
                                                    B/E Aerospace, Inc.
                                                    (561) 791-5000 ext. 1450


           B/E AEROSPACE REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS;
           -----------------------------------------------------------
REVENUES OF $217 MILLION UP 18 PERCENT, DILUTED EPS OF $0.16 EXCEEDS CONSENSUS;
-------------------------------------------------------------------------------
                       RECORD BACKLOG REACHES $1 BILLION;
                       ----------------------------------
    CONFIRMS 2006 GUIDANCE AND ESTABLISHES PRELIMINARY 2007 EARNINGS GUIDANCE
    -------------------------------------------------------------------------

     WELLINGTON, FL, October 26, 2005 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced its financial results for the three and nine-month periods ended September 30, 2005.

HIGHLIGHTS
----------

     o Reported third quarter revenues of $217.1 million, representing year-over- year organic growth of approximately 18 percent.

     o Third quarter gross margin of 35.3 percent expanded by 250 basis points versus the same period in the prior year.

     o Third quarter operating earnings of $25.4 million were 45 percent higher than the same period in the prior year. Third quarter operating margin of 11.7 percent expanded by 220 basis points versus the same period in the prior year. The 45 percent operating earnings growth rate was driven by continued revenue and earnings growth at each of B/E's commercial aircraft, business jet and distribution segments.

     o Net earnings for the quarter were $10.0 million, or $0.16 per diluted share (versus consensus estimates of $0.15 per diluted share) and represents increases of $12.7 million and $0.23 per diluted share, respectively, versus the same period in the prior year.

     o Record backlog at September 30, 2005 stood at over $1 billion, an increase of approximately 63 percent from backlog at September 30, 2004 and an increase of over $180 million or approximately 22 percent as compared to the immediately preceding quarter. Bookings for the three and nine month periods ended September 30, 2005 were in excess of $400 million and $900 million, respectively.

     o Management expects, for 2006, revenues and earnings per share of approximately $1 billion and $1.10, respectively; and for 2007, earnings per share to grow at a double digit rate, on a fully taxed (35 percent rate) basis, driven by strong revenue growth and additional margin expansion.

THIRD QUARTER SEGMENT SALES AND OPERATING EARNINGS
--------------------------------------------------

     For the third quarter, consolidated sales were $217.1 million, a $33.6 million or 18.3 percent increase over the third quarter of 2004.

     Net sales by segment were as follows:

                                                                  NET SALES
                           -----------------------------------------------------------------------------------------
                                                       Three Months Ended September 30
                                                               ($ in millions)
                           -------------------- --------------------- --------------------- ------------------------
                                                                                                    Percent
                                  2005                  2004                 Change                 Change
                           -------------------- --------------------- --------------------- ------------------------
Commercial aircraft              $140.6                 $126.0                $14.6                   11.6%
Distribution                       43.0                   36.6                  6.4                   17.5%
Business jet                       33.5                   20.9                 12.6                   60.3%
                           -------------------- --------------------- --------------------- ------------------------
Total                            $217.1                 $183.5               $33.6                    18.3%


     The commercial aircraft segment generated revenues of $140.6 million in the third quarter of 2005, up 11.6 percent versus the same period in the prior year, primarily due to a higher volume of commercial aircraft passenger cabin equipment and engineering, integration and certification services. The distribution segment delivered strong revenue growth of 17.5 percent in the third quarter of 2005, driven by a broad-based increase in aftermarket demand for aerospace fasteners and continued market share gains. In the business jet segment, revenues increased by 60.3 percent in the third quarter of 2005, reflecting the ongoing recovery of the business jet industry and initial shipments of super first class products.

     Operating earnings for the third quarter of 2005 of $25.4 million increased by 45 percent, as compared to the same period last year. The operating margin of
11.7 percent in the third quarter of 2005 was 220 basis points greater than the operating margin realized in the third quarter of 2004. The substantial increase in operating earnings was driven by continued revenue and earnings growth at each of B/E's commercial aircraft, distribution and business jet segments.

     Interest expense for the third quarter of 2005 of $14.8 million was $4.9 million lower than interest expense recorded in the same period in the prior year. Interest expense decreased in the third quarter of 2005 as a result of the early retirement of $200 million of senior subordinated notes during the fourth quarter of 2004. The interest coverage ratio, which is determined by dividing the sum of operating earnings plus depreciation and amortization by interest expense, was 2.2:1 for the third quarter of 2005, as compared to 1.3:1 in the third quarter of 2004.

     Net earnings for the third quarter were $10.0 million or $0.16 per diluted share, a $12.7 million or $0.23 per diluted share improvement as compared to the same period in the prior year.

THIRD QUARTER SEGMENT DISCUSSION
--------------------------------

     The following is a summary of the change in operating earnings by segment:


                                                            OPERATING EARNINGS
                          ---------------------------------------------------------------------------------------
                                                     Three Months Ended September 30
                                                             ($ in millions)
                          ---------------------- ------------------ ---------------------- ----------------------
                                                                                                  Percent
                                  2005                 2004                Change                 Change
                          ---------------------- ------------------ ---------------------- ----------------------
Commercial aircraft                $14.0               $11.3                  $2.7                   23.9%
Distribution                         8.7                 6.2                   2.5                   40.3%
Business jet                         2.7                 - -                   2.7                     NM
                          ---------------------- ------------------ ---------------------- ----------------------
Total                              $25.4               $17.5                  $7.9                   45.1%


     The commercial aircraft segment's ("CAS") operating results and order book continued to improve during the third quarter of 2005. Compared to the third quarter of 2004, CAS operating earnings of $14.0 million increased by 23.9 percent on an 11.6 percent increase in sales. The operating margin for the quarter expanded to 10.0 percent, a 100 basis point improvement over the same period in the prior year. This margin expansion was primarily the result of an improved mix of products sold and ongoing manufacturing efficiencies. CAS bookings for the third quarter of 2005 nearly tripled versus the same period last year as backlog during the third quarter of 2005 reached a record level.

     The distribution segment generated revenues of $43.0 million in the third quarter of 2005, which were 17.5 percent greater than the same period in the prior year. Operating earnings at the distribution segment in the third quarter of 2005 were $8.7 million, 40.3 percent higher than the same period last year and represented a 20.2 percent operating margin. The distribution segment's excellent performance was in spite of three lost days of operations and sales due to hurricane activity in the third quarter.

     The business jet segment generated third quarter revenues of $33.5 million, up 60.3 percent as compared to the third quarter of 2004. Operating earnings at the business jet segment during the quarter were $2.7 million higher than operating earnings in the same period last year. The substantial increase in operating earnings reflects the higher level of revenues associated with an improving business jet industry and operational improvements in the new super first class product line.

NINE-MONTH CONSOLIDATED RESULTS
-------------------------------

     For the nine months ended September 30, 2005, B/E reported consolidated sales of $621.2 million, a 14.2 percent increase over the same period last year. Gross profit of $217.4 million for this nine-month period was 23.9 percent higher versus the same period in the prior year, as gross margin expanded by 270 basis points to 35.0 percent. Operating earnings of $69.4 million for the nine-month period were up 44 percent compared to the same period last year, primarily due to the 14 percent increase in revenues and a 240 basis point expansion in operating margin to 11.2 percent of sales. Interest expense of $44.9 million for the current nine-month period decreased by $14.5 million versus the same period in the prior year. Net earnings for the nine-month period were $22.5 million or $0.37 per diluted share, increases of $35.2 million and $0.71 per diluted share versus the same period last year.

     For the nine months ended September 30, 2005 compared to the same period in 2004, CAS generated operating earnings of $37.2 million, an increase of 23.2 percent on a 6.3 percent increase in sales, reflecting a 130 basis point expansion in operating margin to 9.2 percent of sales. The margin expansion was primarily due to an improved mix of products sold and ongoing manufacturing efficiencies.

     For the nine months ended September 30, 2005 compared to the same period in 2004, distribution segment operating earnings of $26.5 million were up 35.9 percent on a 21.9 percent increase in sales.

     Similarly, for the nine months ended September 30, 2005 compared to the same period in 2004, business jet segment operating earnings of $5.7 million were up $7.3 million on a $29.8 million or 53 percent increase in sales.

LIQUIDITY, BALANCE SHEET AND CASH FLOWS
---------------------------------------

     At the end of the quarter, the company's liquidity remained solid with cash balances totaling approximately $87 million, up $11 million from the December 31, 2004 balance. Net debt at the end of the third quarter stood at approximately $592 million, which represents total debt of approximately $680 million less cash and cash equivalents of approximately $87 million. The company has no debt maturities until 2008.

RECENT PROGRAM WINS, RECORD BACKLOG, STRENGTHEN OUTLOOK
-------------------------------------------------------

     Record bookings for the third quarter of over $400 million drove backlog levels at September 30, 2005 to a level in excess of $1 billion, which was 63 percent greater versus the company's September 30, 2004 backlog and was up 22 percent on a sequential quarterly basis. Bookings for the quarter were driven by strong demand for international fleet retrofit and refurbishment programs, follow-on orders for our super first class products, as well as other key program awards.


     Significant bookings during the quarter included:

     o A fleet-wide premium class retrofit program for a major international carrier. This program is initially valued at approximately $160 million with deliveries scheduled to start in mid-2006.

     o A major ICON(TM) premium coach class seat retrofit program for a major international carrier. In addition to representing the launch customer for the ICON(TM) premium coach class seat, this $40 million program represents a follow-on award to a previously awarded $90 million premium class program.

     o Two additional super first class programs initially valued at approximately $60 million with deliveries scheduled to commence in 2006.

     o A major international carrier selected B/E for a narrow-body fleet-wide seating upgrade on its entire A320 fleet in a program initially valued at approximately $30 million. This program is particularly significant in that it represents only the second major coach class retrofit program in recent years, potentially signaling the onset of the long-awaited coach class retrofit cycle.

     o Airbus and three major business jet manufacturers selected B/E Aerospace for oxygen systems in programs initially valued at approximately $45 million. These programs will expand B/E's oxygen technology into military platforms and into the emerging Very Light Jet segment.

     o Selected by Boeing for the integration, certification and kit production of "Connexion by Boeing"; in-flight, high-speed internet service systems for Boeing 777 and 767 aircraft. There are approximately 1,400 of these aircraft in service today.

     "Program awards to date have primarily consisted of retrofit programs for the existing fleets of wide-body aircraft with premium products including the introduction of our super first class product offerings. The coach class seating award referred to above is particularly significant in that it represents only the second major coach class retrofit program in recent years, potentially signaling the onset of the long-awaited coach class retrofit cycle. Additionally, the international airlines are now beginning to address not only their coach class retrofit needs but also premium class and coach class requirements for their new buy wide-body aircraft. These aircraft are expected to deliver in volume during the 2007 to 2010 time period. It has been primarily retrofit activity which has resulted in stronger than expected orders and a record $1 billion backlog. This activity has enhanced our visibility into 2008 and is driving our revenue and earnings expectations upward," stated Robert J. Khoury, President and Chief Executive Officer of B/E Aerospace, Inc.

     Mr. Khoury concluded, "Cabin interiors for wide-body aircraft require five to eight times the dollar value of the cabin interior equipment used to outfit narrow-body aircraft. Industry experts anticipate that Boeing and Airbus will ship approximately 950 wide-body and super wide-body aircraft over the four year period from 2007 through 2010. The scheduled deliveries of these wide-body aircraft coupled with the continued recovery in the business jet sector bode well for continued strong revenue growth for at least the next three years."

FINANCIAL GUIDANCE
------------------

         Financial guidance is now as follows:

     o For the full year 2005, notwithstanding any negative impacts from the Boeing strike and several hurricane related lost shipping days at our distribution segment during the third quarter, management expects revenue in excess of $800 million and earnings of $0.50 per share.

     o For 2006, management expects revenue of approximately $1 billion and to report earnings of $1.10 per share for the full year. Orders and backlog are expected to continue to be strong in 2006 consistent with the new aircraft delivery cycle.

     o 2007 earnings per share are expected to grow at a double digit rate (versus 2006) on a fully taxed (35% rate) basis, driven by strong revenue growth and additional margin expansion.

     Commenting on the company's outlook, Mr. Khoury stated, "The addressable aircraft cabin interior products market is expected to grow at a compounded annual growth rate of approximately 15% over the 2005 to 2010 period. We expect our CAS revenues to grow at a rate in excess of the expected compounded annual growth rate for the cabin interior products market.

     We expect to generate revenues and earnings per share during 2006 of approximately $1 billion and $1.10, respectively, and expect that our 2007 earnings per share will grow at a double digit rate on a fully taxed (35% rate) basis, driven by strong revenue growth and additional margin expansion."

     B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet -- the aftermarket -- generate about 60 percent of sales. B/E sells its products through its own global direct sales organization. For more information, visit B/E's website at www.beaerospace.com.
                       --------------------

     This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                       *T*

                               B/E Aerospace, Inc.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (unaudited)

                                                            THREE MONTHS ENDED
                                                ---------------------------------------------
                                                   September 30,          September 30,
(In millions, except per share data)                    2005                  2004
---------------------------------------------------------------------------------------------
Net sales                                            $  217.1             $  183.5
Cost of sales                                           140.5                123.4
                                                      -------              -------
Gross profit                                             76.6                 60.1
     Gross margin                                        35.3%                32.8%
Operating expenses:
     Selling, general and administrative                 34.0                 29.8
     Research, development and engineering               17.2                 12.8
                                                      -------              -------
Total operating expenses                                 51.2                 42.6
                                                      -------              -------
Operating earnings                                       25.4                 17.5
     Operating margin                                    11.7%                 9.5%
Interest expense, net                                    14.8                 19.7
                                                      -------              -------
Earnings (loss) before income taxes                      10.6                 (2.2)
Income taxes                                              0.6                  0.5
                                                      -------              -------
     NET EARNINGS (LOSS)                             $   10.0             $   (2.7)
                                                      =======              =======
     NET EARNINGS (LOSS) PER COMMON SHARE
         Basic                                       $    0.17            $  (0.07)
                                                      ========             =======
         Diluted                                     $    0.16            $  (0.07)
                                                      ========             =======
Common shares:
         Basic
             Weighted average                            58.2                 37.5
             End of period                               58.5                 37.8
         Diluted
             Weighted average                            61.2                 37.5
             End of period                               61.5                 37.8

                                       *T*

                               B/E Aerospace, Inc.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (unaudited)


                                                         NINE MONTHS ENDED
                                             --------------------------------------------
                                                  September 30,         September 30,
(In millions, except per share data)                  2005                  2004
-----------------------------------------------------------------------------------------
Net sales                                         $  621.2                $  543.9
Cost of sales                                        403.8                   368.4
                                                   -------                 -------
Gross profit                                         217.4                   175.5
     Gross margin                                     35.0%                   32.3%
Operating expenses:
     Selling, general and administrative              97.8                    88.4
     Research, development and engineering            50.2                    39.0
                                                   -------                 -------
Total operating expenses                             148.0                   127.4
                                                   -------                 -------
Operating earnings                                    69.4                    48.1
     Operating margin                                 11.2%                    8.8%
Interest expense, net                                 44.9                    59.4
                                                   -------                 -------
Earnings (loss) before income taxes                   24.5                   (11.3)
Income taxes                                           2.0                     1.4
                                                   -------                 -------
     NET EARNINGS (LOSS)                          $   22.5                $  (12.7)
                                                   =======                 =======
     NET EARNINGS (LOSS) PER COMMON SHARE
         Basic                                    $    0.39               $  (0.34)
                                                   ========                =======
         Diluted                                  $    0.37               $  (0.34)
                                                   ========                =======
Common shares:
         Basic
             Weighted average                         57.4                    37.1
             End of period                            58.5                    37.8
         Diluted
             Weighted average                         60.3                    37.1
             End of period                            61.5                    37.8

                                       *T*

                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited; in millions)


                                             September 30,             December 31,
                                                  2005                     2004
                                          ---------------------     --------------------
ASSETS

Current assets:
     Cash and cash equivalents                 $      87.3               $      76.3
     Accounts receivable, net                        121.5                      91.6
     Inventories, net                                222.1                     197.8
     Other current assets                             12.8                      13.4
                                                 ---------                 ---------
         Total current assets                        443.7                     379.1
Long-term assets                                     622.7                     645.7
                                                 ---------                 ---------
                                               $   1,066.4               $   1,024.8
                                                 =========                 =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                      $     175.3               $     154.1
Long-term liabilities                                684.8                     687.9
                                                 ---------                 ---------
                                                     860.1                     842.0
Total stockholders' equity                           206.3                     182.8
                                                 ---------                 ---------
                                               $   1,066.4               $   1,024.8
                                                 =========                 =========

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)

                                                                                     NINE MONTHS ENDED
                                                                         ------------------------------------------
                                                                           September 30,         September 30,
                                                                                2005                 2004
                                                                         ------------------- ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net earnings (loss)                                                       $    22.5           $   (12.7)
     Adjustments to reconcile net earnings (loss) to net cash flows provided by (used in) operating activities:
              Depreciation and amortization                                         21.7                21.0
              Provision for doubtful accounts                                        0.5                 0.7
              Non-cash employee benefit plan contributions                           2.1                 1.7
              Changes in operating assets and liabilities, net of
              acquisitions                                                         (37.3)              (11.6)
                                                                                --------             -------
     Net cash flows provided by (used in) operating activities                       9.5                (0.9)
                                                                                --------             -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                          (10.9)              (10.7)
     Proceeds from sale of property and equipment                                    0.2                 0.5
     Acquisitions, net of cash acquired                                                                (12.5)
                                                                                     ---
     Other, net                                                                      4.0                 0.8
                                                                                --------             -------
Net cash flows used in investing activities                                         (6.7)              (21.9)
                                                                                --------             -------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from stock options exercised                                          10.0                 3.1
     Repayment of long-term debt                                                    (0.3)               (1.7)
                                                                                --------             -------
Net cash flows provided by financing activities                                      9.7                 1.4
                                                                                --------             -------


Effect of exchange rate changes on cash flows                                      (1.5)                 ---
                                                                                --------             -------

Net increase (decrease) in cash and cash equivalents                                11.0               (21.4)

Cash and cash equivalents at beginning of period                                    76.3               147.6
                                                                                --------             -------

Cash and cash equivalents at end of period                                     $    87.3           $   126.2
                                                                                ========             =======



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